UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): September 4, 2012

CHUY’S HOLDINGS, INC.

(Exact Name Of Registrant As Specified In Charter)

Delaware	001-35603	20-5717694
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1623 Toomey Rd. Austin, Texas	78704
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (512) 473-2783

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 4, 2012, Saed Mohseni and Starlette Johnson were appointed to the Board of Directors (the “Board”) of Chuy’s Holdings, Inc. (the “Company”). Mr. Mohseni and Ms. Johnson were also appointed to the Audit Committee of the Board. In connection with the appointment of Mr. Mohseni and Ms. Johnson, the Board approved an increase in size of the Board from seven to nine members.

Mr. Mohseni was appointed as a Class I director with his initial term expiring at the Company’s 2013 annual meeting of stockholders. Ms. Johnson was appointed as a Class III director with her initial term expiring at the Company’s 2015 annual meeting of stockholders. Each of Mr. Mohseni and Ms. Johnson received a grant of options to purchase up to 7,250 shares of common stock of the Company at an exercise price of $21.05 per share, the closing price of the common stock on the Nasdaq Global Select Market on the date of grant. In addition, they each entered into the Company’s standard indemnification agreement, the form of which was filed as an exhibit to the Company’s registration statement on Form S-1, as amended (Registration No. 333-176097) (the “Registration Statement”).

The Board has determined that Mr. Mohseni and Ms. Johnson are independent directors under the Nasdaq listing rules and Rule 10A-3, and has also determined that they are “audit committee financial experts,” as such term is defined under the applicable regulations of the Securities and Exchange Commission.

Mr. Mohseni and Ms. Johnson will receive compensation in accordance with the Company’s existing compensation arrangements for non-employee directors, which are described under the caption “Executive and Director Compensation – Director Compensation” in the Company’s Registration Statement. There are no arrangements or understandings between Mr. Mohseni or Ms. Johnson and any other person pursuant to which they were selected to serve on the Board, and there are no relationships between Mr. Mohseni or Ms. Johnson and the Company that would require disclosure under Item 404(a) of Regulation S-K.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated September 6, 2012

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHUY’S HOLDINGS, INC.

By:	/s/ Sharon A. Russell
Name: Sharon A. Russell,
Title: Chief Administrative Officer and
Secretary

Date: September 6, 2012

INDEX TO EXHIBITS

Exhibit Number	Description

99.1	Press release dated September 6, 2012